EXHIBIT 99.1 CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—January 24, 2023--Citizens Holding Company (the “Company”) (NASDAQ:CIZN) announced today results of operations for the three and twelve months ended December 31, 2022.

(in thousands, except share and per share data)

Net income for the twelve months ended December 31, 2022 was $9,620, or $1.47 per share-basic and diluted, an increase of $2,126, or 28.37% from net income of $7,494, or $1.34 per share-basic and diluted for the same period in 2021.

Net income for the three months ended December 31, 2022 was $2,463, or $0.44 per share-basic and diluted, an increase of $653, or (36.08%) from net income of $1,810, or $0.32 per share-basic and diluted for the same quarter in 2021. For the linked quarter net income decreased $117, or (4.53%) from $2,580, or $0.46 per share-basic and diluted.

Fourth Quarter And Year Ended December 31, 2022 Highlights

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Total revenues, or interest and non-interest income, for the three months ended December 31, 2022 totaled $13,676, an increase of $677, or 5.21% from the prior quarter. The increase in total revenue is primarily attributed to an increase of $843, or 8.33% in total interest income attributed to higher interest rates impacted by continued interest rate hikes by the Federal Reserve Bank.

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Yields on earning assets increased 31 basis points (“bps”) to 354 bps for the three months ended December 31, 2022 compared to 323 bps for the three months ended September 30, 2022. Yields on earning assets increased 19 bps year-over-year to 317 bps for the twelve months ended December 31, 2022, compared to 298 bps for the same period in 2021.

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During the quarter, the Company’s book value per share increased to 6.97 as of December 31, 2022, compared to 5.83 as of September 30, 2022. The increase is primarily due to a decrease in medium term treasury yields coupled with an increase in earnings.

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Credit quality continued to remain solid with total non-performing assets to loans at 74 bps at December 31, 2022, compared to 77 bps at September 30, 2022, and 113 bps at December 31, 2021.. Total non-performing assets decreased $151, or (3.41%), to $4,278 at December 31, 2022, compared to $4,429 at September 30, 2022, and decreased $2,177, or (33.73%), compared to $6,455 at December 31, 2021. Additionally, recoveries have exceeded charge-offs year-to-date with net recoveries of $627 year to date.

Net Interest Income

Net interest income for the three months ended December 31, 2022 was $8,810, a decrease of $239, or (2.64%), compared to $9,049 for the three months ended September 30, 2022, and an increase of $45, or 0.51%, compared to $8,765 for the three months ended December 31, 2021. The net interest margin (“NIM”) was 2.87% for the three months ended December 31, 2022 compared to 2.90% for the three months ended September 30, 2022 and 2.60% for the same period in 2021.

The linked-quarter decrease in net interest income is primarily a result of higher cost of funds as competition for deposits has increased significantly. Interest on loans increased $452, or 6.59%, and interest on securities increased $213, or 6.68%, compared to the prior quarter. Interest expense increased by $1,082, or 100.84%, compared to the prior quarter. While cost of funds are still low overall, management has had to increase rates to remain competitive in the Company’s markets.

Net interest income for the twelve months ended December 31, 2022 increased $1,415, or 4.22% to $34,909 from $33,494 for the same period in 2021. The year-to-date NIM was 2.80% as of December 31, 2022 compared to 2.79% at September 30, 2022 and 2.60% for the same period in 2021.

Net interest income for the twelve months ended December 31, 2022 increased compared to the prior year due to an increase in interest income of $1,192, or 3.10%, coupled with a decrease in interest expense on deposits of $223, or (4.45%), resulting from sizable increases in loan and securities rates while being able to maintain lower deposit rates due to the liquidity that was in the banking system for much of 2022. Overall, the Company has taken advantage of the raising interest rate environment as shown by the overall increase in interest income and decrease in interest expense year-over-year. Management expects cost of funds to continue to increase; with those increases partially offset by increases in interest income as a result of higher yields on both new loan originations and security purchases.

Credit Quality

The Company had a provision for loan losses for the three months ended December 31, 2022 of $28. The provision was primarily driven by a net increase in loan balances of $1,662 during the quarter coupled with qualitative factor adjustments due to continued inflationary risk concerns to both the local and national economy. The allowance for loan losses to LHFI was 0.91% and 0.79% at December 31, 2022 and 2021, respectively, and 0.88% at September 30, 2022, representing a level management considers commensurate with the incurred risk in the loan portfolio.

The Company’s non-performing assets decreased $151, or (3.41%), to $4,278 at December 31, 2022, compared to $4,429 at September 30, 2022, and decreased $2,177, or (33.73%), compared to $6,455 at December 31, 2021. The primary cause of the decrease from year-over-year was due to the sale of several other real estate owned (“OREO”) properties of $1,324 that occurred in 2022 coupled with a $838 reduction in nonaccrual loans.

Net recoveries for the quarter ended December 31, 2022, were $168 and $627 for the twelve months ended September 30, 2022. Year-to-date net (recoveries)/charge-offs to average net loans were (0.11%) at December 31, 2022 compared to 0.26% at December 31, 2021.

Noninterest Income

Noninterest income decreased for the three months ended December 31, 2022, by $166, or (5.77%) compared to the three months ended September 30, 2022, and increased by $38 or 1.42% compared to the same period in 2021. The decrease quarter-over-quarter is primarily due to a one-time gain recorded in the third quarter of 2022 relating to an insurance claim for storm damages that occurred on a bank branch.

Noninterest income decreased by $1,304, or (10.70%), for the twelve months ended December 31, 2022 when compared to the same period in 2021. The primary cause of the decrease is due to the Company not selling any investment securities for the twelve months ended December 31, 2022, compared to $1,378 in gains from the sale of investment securities for the same period in 2021. Mortgage income also decreased significantly year-over-year due to higher interest rates with mortgage income decreasing $653, or (50.04%).

Noninterest Expense

Noninterest expense decreased for the three months ended December 31, 2022 by $437, or 4.89%, compared to the three months ended September 30, 2022 and decreased by $658, or 7.19%, compared to the same period in 2021. The linked quarter decrease is due to a decrease in salaries and employee benefits of $214, or (4.75%).

Noninterest expense decreased by $1,180, or (3.34%), for the twelve months ended December 31, 2022 when compared to the same period in 2021. The decrease in non-interest expense is mainly attributable to a Company-wide focus on expense management that started in 2020 coupled with the fact that the Company wrote down multiple other real estate owned (“OREO”) properties for the twelve months ended 2021 in the amount of $914 compared to $42 in the twelve months ended 2022.

Capital

Book value per share increased to $6.97, or 19.63%, per share at December 31, 2022 from $5.83 at September 30, 2022 but decreased from $18.95 per share, or (63.22%), at December 31, 2021.

The linked quarter-over-quarter increase primarily reflects the decrease in medium term treasury yields during the quarter coupled with an increase in earnings in excess of dividends paid. The decrease in book value per share from December 31, 2021 to 2022 was driven by the historical increase in medium term treasury yields throughout 2022. The Company’s accumulated other comprehensive loss increased to ($83,070) at December 31, 2022 compared to ($11,795) at December 31, 2021, driven by unrealized losses in our securities portfolio. The unrealized losses decreased the Company’s book value by ($71,275), or $12.74 per share, during 2022, but was partially offset by an increase in earnings in excess of dividends paid.

Dividends

The Company paid aggregate cash dividends in the amount of $5,377 or $0.96 per share, during the twelve-month period ended December 31, 2022 compared to $5,370, or $0.96 per share, for the same period in 2021. The Company’s dividend payout ratio decreased to 55.81% for the twelve months ended December 31, 2022 from 71.62% for the same period in 2021.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-eight banking locations in fourteen counties in East Central, North, and South Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its affiliate, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet banking services are available at the Bank’s website, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) the impact of COVID-19 on our business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the United States economy (including, without limitation, the CARES Act), and the resulting effect of all of such items on our operations, liquidity and capital position, and on the financial condition of our borrowers and other customers; our ability to mitigate our risk exposures; (c) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (d) increased competition from other financial institutions; (e) the impact of technological advances; (f) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (g) changes in asset quality and loan demand; (h) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (i) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
INTEREST INCOME
Loans, including fees	$7,307	$6,855	$7,493	$27,198	$31,207
Investment securities	3,400	3,187	2,343	12,115	7,240
Other interest	258	80	16	388	62
	10,965	10,122	9,852	39,701	38,509

INTEREST EXPENSE
Deposits	958	496	857	2,538	4,260
Other borrowed funds	1,197	577	230	2,254	755
	2,155	1,073	1,087	4,792	5,015

NET INTEREST INCOME	8,810	9,049	8,765	34,909	33,494

(REVERSAL OF) PROVISION FOR FOR LOAN LOSSES	28	(53)	122	124	1,409

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,782	9,102	8,643	34,785	32,085

NONINTEREST INCOME
Service charges on deposit accounts	965	1,019	965	3,896	3,499
Other service charges and fees	1,038	1,111	1,080	4,268	4,281
Other noninterest income	708	747	628	2,720	4,408
	2,711	2,877	2,673	10,884	12,188

NONINTEREST EXPENSE
Salaries and employee benefits	4,292	4,506	4,591	17,649	18,460
Occupancy expense	1,957	1,968	1,787	7,411	7,135
Other noninterest expense	2,250	2,462	2,779	9,108	9,753
	8,499	8,936	9,157	34,168	35,348

NET INCOME BEFORE TAXES	2,994	3,043	2,159	11,501	8,925

INCOME TAX EXPENSE	531	463	349	1,881	1,431

NET INCOME	$2,463	$2,580	$1,810	$9,620	$7,494

Earnings per share - basic	$0.44	$0.46	$0.32	$1.72	$1.34

Earnings per share - diluted	$0.44	$0.46	$0.32	$1.72	$1.34

Dividends paid	$0.24	$0.24	$0.24	$0.96	$0.96

Average shares outstanding - basic	5,595,320	5,595,320	5,587,070	5,592,668	5,584,396

Average shares outstanding - diluted	5,595,320	5,595,320	5,587,070	5,592,668	5,584,483

	For the Period Ended,
	December 31,	September 30,	December 31,
	2022	2022	2021
Period End Balance Sheet Data:
Total assets	$1,324,002	$1,328,478	$1,361,335
Total earning assets	1,192,279	1,213,892	1,273,562
Loans, net of unearned income	585,591	578,665	571,847
Allowance for loan losses	5,264	5,068	4,513
Securities held-to-maturity, at amortized cost	406,590	411,859	-
Securities available-for-sale, at fair value	201,322	198,547	631,835
Total deposits	1,126,402	1,134,936	1,111,892
Securities sold under agreement to repurchase	127,574	129,919	112,760
Long-term debt	18,000	18,000	18,000
Shareholders' equity	39,024	32,637	105,900
Book value per share	6.97	5.83	18.95

Period End Average Balance Sheet Data:
Total assets	1,343,234	1,348,574	1,412,082
Total earning assets	1,231,084	1,247,117	1,312,668
Loans, net of unearned income	587,034	584,450	629,186
Securities held-to-maturity, at amortized cost	137,276	45,478	-
Securities available-for-sale, at fair value	486,223	591,678	637,210
Total deposits	1,127,937	1,126,703	1,141,726
Securities sold under agreement to repurchase	113,893	103,616	129,207
Short-term borrowings	7,890	9,107	6,075
Long-term debt	18,000	18,000	9,692
Shareholders' equity	62,890	78,710	111,189

Period End Non-performing Assets:
Non-accrual loans	2,988	3,087	3,826
Loans 90+ days past due and accruing	111	14	154
Other real estate owned	1,179	1,328	2,475

	As of
	December 31,	September 30,	December 31,
	2022	2022	2021

Year to Date Credit Performance Ratios:
Non-performing assets to loans	0.74%	0.77%	1.13%
Allowance for loan losses to loans	0.91%	0.88%	0.79%
Allowance for loan losses to non-performing loans	169.86%	163.43%	113.39%
Net (recoveries)/charge-offs to average net loans	-0.11%	-0.08%	0.26%

Year to Date Performance Ratios:
Return on average assets(1)	0.72%	0.71%	0.53%
Return on average equity(1)	15.30%	12.12%	6.74%

Year to Date Net Interest
Margin (tax equivalent)(1)	2.80%	2.79%	2.60%

(1) Annualized

Contact:

Citizens Holding Company, Philadelphia

Phillip R. Branch, 601/656-4692

Phillip.branch@thecitizensbank.bank